Exhibit 99.2

Forward Industries, Inc. 111 Congress Avenue, Suite 500 Austin, Texas 78701 www.forwardindustries.com

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF THAT JURISDICTION. THERE CAN BE NO CERTAINTY THAT ANY FIRM OFFER WILL BE MADE, NOR AS TO THE TERMS ON WHICH ANY SUCH OFFER WILL BE MADE.

June 15, 2026

VIA E-MAIL

D. Scott Carlton

Paul Hastings LLP

515 South Flower Street, Twenty-Fifth Floor

Los Angeles, California 90071

scottcarlton@paulhastings.com

Re: Response to June 12, 2026 Letter Regarding Alleged Section 13(d) Group Activity

Dear Mr. Carlton:

We write on behalf of Forward Industries, Inc. (“Forward”) in response to your letter dated June 12, 2026 (the “Letter”) sent on behalf of Brera Holdings PLC (d/b/a Solmate Infrastructure Public Ltd.) (“SLMT”). The Letter alleges that Forward has formed an undisclosed “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 and Rule 13d-5 in connection with certain other parties. Forward categorically denies these allegations. The assertions in the Letter are factually unsupported, legally deficient, and appear calculated to obstruct a legitimate, premium acquisition proposal that we believe is in the best interest of SLMT’s shareholders.

Before we address the letter specifically, we want to highlight certain facts and circumstances to best frame our rationale and response.

•	On May 21st, certain Board members issued new SLMT ordinary shares to themselves equal to ~27% of the total existing ordinary shares outstanding as of May 12th at a ~3% premium to the prior day's closing price while the stock was trading significantly below its net asset value. With that fact pattern in mind, we struggle to understand how a 30%+ premium to the current share price wouldn’t be in the best interest of the Company and its shareholders and did not deserve further discussion. We believe FWDI and SLMT's shareholders deserve an explanation.
•	On May 22nd, after issuing shares to himself and fellow Board member Keren Maimon, CEO and Board member Ron Sade publicly stated SLMT was “actively evaluating... M&A opportunities,” such a statement was part of the impetus for the timing of our offer. The flat rejection of our offer and the subsequent reaction of hostility and baseless claims (as set forth below) - diverting SLMT's finite resources towards lawyers sending hostile letters - furthers our consternation.
•	Since the public disclosure of SLMT rejecting our proposal on June 9, 2026 to today’s closing price, SLMT is up ~12% while the price of SOL is up ~15% and FWDI is up ~19%. In fact, FWDI's rejected offer would now represent a ~33% premium based on today’s respective closing prices.
•	On June 12, 2026, SLMT sent a letter to FWDI contending that FWDI, Viktor Fischer, RockawayX, RBCH Ltd. and their affiliates have been acting together as an undisclosed “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 and Rule 13d-5 and that failure to disclose such a group among other things, would constitute violations of federal securities laws. FWDI believes these accusations are without merit.
•	On June 15, 2026, FWDI announced two additional non-binding offers to acquire other Solana digital asset treasury companies, demonstrating our overarching acquisition strategy and further evidencing FWDI is not participating in coalitions with existing shareholders of SLMT.
•	We have made our motives and actions related to our acquisition strategy public for the scrutiny of our shareholders, the SEC, the Irish Takeover Panel, and any other interested regulatory body. We are transparent and have nothing to hide.

1

Forward’s June 1, 2026 unsolicited proposal to acquire SLMT was made based on Forward’s own independent analysis of SLMT’s business, its position in the Solana ecosystem, and the strategic rationale of a combination. Forward identified SLMT as a compelling strategic partner because Forward believes that its capital structure, its scale as the largest Solana treasury, and its access to capital position it to realize and sustain the value embedded in SLMT more effectively than SLMT could on a standalone basis. As outlined in the announcement issued by Forward on June 9, 2026, Forward’s proposal offered a premium of approximately 30.7% to the volume-weighted average closing price of SLMT’s ordinary shares over the ten trading days ended June 1, 2026 - a meaningful, demonstrable benefit to SLMT shareholders and significantly higher than the premium certain board members of SLMT paid for approximately 27% of the previously outstanding common stock of SLMT just a few weeks earlier.

Forward reached this conclusion independently. No party — including Viktor Fischer, RockawayX, RBCH Ltd., Jakub Havrlánt, Rockaway Blockchain Fund I, L.P., or any of their affiliates — proposed, suggested, encouraged, coordinated, or otherwise participated in Forward’s decision to submit its proposal. Forward had no agreement, arrangement, understanding, or coordinated course of conduct with any such party concerning SLMT, its securities, its board, any shareholder vote, or any potential transaction.

At no point in time — previously or currently, has there been a Section 13(d) group, and no Schedule 13D filing is required. Forward has complied and will continue to comply with all applicable securities law disclosure obligations, including its obligations under the Irish Takeover Panel Act, 1997, Takeover Rules, 2022 (the “Irish Takeover Rules”).

The Letter’s factual predicate for the Section 13(d) group allegation is that Forward and RockawayX co-led OnRe’s $5 million Series A financing, which was publicly announced on May 5, 2026. This fact does not—and cannot—support the inference SLMT draws. The OnRe investment was a separate, independent transaction involving a third-party company entirely unrelated to SLMT, its securities, or any potential acquisition. The fact that two investors co-participated in a financing for an unrelated company does not, under any interpretation of Section 13(d)(3) or Rule 13d-5, establish that those investors formed a group with respect to a different issuer.

The Letter also suggests coordination based on the proximity of RBCH’s requisition notice (May 26) and Forward’s acquisition proposal (June 1). But parallel, independent actions by unrelated parties do not constitute a Section 13(d) group. Courts and the U.S. Securities and Exchange Commission, (the “SEC”) have consistently held that mere “parallel conduct” is insufficient without evidence of an underlying agreement to act together with respect to the issuer’s securities. The Letter offers no such evidence, because none exists.

We believe the reason multiple parties may be focused on SLMT at the same time is obvious: SLMT’s board has presided over a failed acquisition of RockawayX premised on financial representations that SLMT itself now alleges were fraudulent; the failed acquisition led to a decline in SLMT’s stock price, harming SLMT shareholders; as a result of its stock price decline SLMT was notified by The Nasdaq Stock Market LLC (“NASDAQ”) that it would be delisted if it did not regain compliance with the minimum bid requirement; SLMT was forced to conduct a 1-for-10 reverse stock split to regain compliance with NASDAQ; SLMT terminated its Chief Executive Officer; SLMT has been trading at a discount to its net asset value greater than its peers; and SLMT has rejected, without substantive engagement, a compelling, premium all-stock offer that Forward believes is in the best interest of SLMT’s shareholders. Accordingly, we believe the concurrent interest of multiple parties in SLMT’s governance and direction is likely a function of SLMT’s own circumstances, not of any coordination among them.

Notably, in its 2023 amendments to the beneficial ownership reporting rules, the SEC provided guidance in the form of Q&A to explain scenarios where the SEC does and does not view a group as having been formed. For example, the following excerpts contextualize the SEC’s view.

Question: Is a group formed when two or more shareholders communicate with each other regarding an issuer or its securities (including discussions that relate to improvement of the long term performance of the issuer, changes in issuer practices, submissions or solicitations in support of a non-binding shareholder proposal, a joint engagement strategy (that is not control-related), or a “vote no” campaign against individual directors in uncontested elections) without taking any other actions?

2

Response: No. In our view, a discussion whether held in private, such as a meeting between two parties, or in a public forum, such as a conference that involves an independent and free exchange of ideas and views among shareholders, alone and without more, would not be sufficient to satisfy the “act as a . . . group” standard in sections 13(d)(3) and 13(g)(3). Sections 13(d)(3) and 13(g)(3) were intended to prevent circumvention of the disclosures required by Schedules 13D and 13G, not to complicate shareholders’ ability to independently and freely express their views and ideas to one another. The policy objectives ordinarily served by Schedule 13D or Schedule 13G filings would not be advanced by requiring disclosure that reports this or similar types of shareholder communications. Thus, an exchange of views and any other type of dialogue in oral or written form not involving an intent to engage in concerted actions or other agreement with respect to the acquisition, holding, or disposition of securities, standing alone, would not constitute an “act” undertaken for the purpose of “holding” securities of the issuer under section 13(d)(3) or 13(g)(3).

Question: Is a group formed when two or more shareholders engage in discussions with an issuer’s management, without taking any other actions?

Response: No. For the same reasons described above, we do not believe that two or more shareholders “act as a . . . group” for the purpose of “holding” a covered class within the meaning of those terms as they appear in section 13(d)(3) or 13(g)(3) if they simply engage in a similar exchange of ideas and views, alone and without more, with an issuer’s management.

See Exchange Act Release No. 34-98704.

As discussed above, Forward did not discuss, disclose, or otherwise communicate its intention to submit a proposal for SLMT to any third party, including any of the parties identified in the Letter, and no agreement, arrangement, or understanding exists or has existed between Forward and any third party, including any of the parties identified in the Letter, with respect to SLMT. With that in mind, as outlined in the Q&A above, the fact that other shareholders have also engaged in similar discussions with SLMT’s board, without more, is not evidence of whether a Section 13(d) group has been formed. Accordingly, at no point in time – previously or currently, has there been a Section 13(d) group, with respect to SLMT.

Forward notes that the Letter was sent the same week that SLMT’s board publicly rejected, without substantive engagement, a premium acquisition proposal that we believe would have delivered meaningful value to SLMT’s shareholders. The SLMT board’s stated basis for rejection—that it “does not consider the Proposal to be in the best interest of the Company”—is conclusory and unaccompanied by any explanation of how SLMT independently intends to generate comparable value. Forward is deeply disappointed by this response and believes SLMT’s shareholders deserve a more fulsome accounting of the board’s reasoning.

We believe that the Letter may be designed to serve a different purpose: to generate a potential regulatory and litigation overhang that chills Forward’s ability to pursue its proposal and communicate with SLMT’s shareholders. Forward will not be deterred.

We also note the incongruity of SLMT demanding disclosures from Forward about alleged coordination with RockawayX and Mr. Fischer while simultaneously prosecuting a fraud action against those same parties in the Delaware Superior Court. We believe SLMT’s own allegations against RockawayX and Mr. Fischer—for fraudulent financial misrepresentations designed to induce SLMT into a costly and damaging proposed acquisition—make clear that RockawayX and SLMT are adversaries, not collaborators. The suggestion that Forward’s independent premium proposal is part of a coordinated scheme with parties whom SLMT is suing for fraud strains credulity.

With respect to additional demands in your Letter:

Forward will not cease its activities with respect to SLMT. Forward made a premium acquisition proposal that it believes is in the best interest of SLMT’s shareholders. SLMT’s shareholders are entitled to have that proposal considered on its merits. Forward intends to continue to pursue that goal through all lawful means, in full compliance with applicable law and the Irish Takeover Rules. Forward also is not obligated to, and will not, produce to SLMT’s counsel a catalog of its internal communications based on the unsupported allegations in the Letter.

3

Forward reserves all rights and remedies in connection with the matters addressed in the Letter, including the right to respond to any formal legal proceedings, to communicate with SLMT shareholders consistent with applicable law and the Irish Takeover Rules, and to seek appropriate relief if SLMT continues to employ regulatory process as a mechanism to impede a legitimate transaction that would benefit its shareholders. Nothing in this letter constitutes a waiver of any right, claim, defense, privilege, or remedy, all of which are expressly reserved.

We trust this responds to the Letter. We remain open to substantive engagement regarding the merits of Forward’s proposal.

Respectfully,

Michael Pruitt

Board Member and Interim Chief Executive Officer

Forward Industries, Inc.

111 Congress Avenue, Suite 500

Austin, Texas 78701

cc:  Georgia Quinn, General Counsel

4

Important Notices

Responsibility Statement

The directors of Forward accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of the directors of Forward (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

Sources and Bases of Information

We have used publicly available information filed with the Securities and Exchange Commission and the closing tape of the NASDAQ public market as the source and basis of our information.

No Offer or Solicitation

This announcement is not intended to, and does not, constitute or form part of any offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of, any securities or the solicitation of any vote or approval in any jurisdiction, whether pursuant to this announcement or otherwise. The release, publication or distribution of this announcement in whole or in part in, into or from any jurisdiction may be restricted by law and therefore persons into whose possession this announcement comes should inform themselves about, and observe, such restrictions. Any failure to comply with the restrictions may constitute a violation of the securities law of any such jurisdiction.

Publication on Website

In accordance with Rule 26.1 of the Irish Takeover Rules, a copy of this announcement will be available on Forward’s website at www.forwardindustries.com by no later than 12 noon (New York time) on the business day following publication of this announcement. The content of the website referred to in this announcement is not incorporated into, and does not form part of, this announcement.

5